EXHIBIT 10.1

THIS PURCHASE AGREEMENT made as of the 6th day of September, 2007

BETWEEN:
FLUID MEDIA NETWORKS, INC., a corporation existing under the laws of the State of Nevada
(the "Company")

- and -

PFH INVESTMENTS LIMITED, a corporation existing under the laws of the Province of Ontario
(the "Lender")

WHEREAS, pursuant to a convertible debenture and security agreement dated May 29, 2006 (the "Debenture") between Fluid Audio Network, Inc. ("FAN") and the Lender, FAN is indebted to the Lender thereunder (the "Indebtedness");

AND WHEREAS the Indebtedness consists, as at and including the date hereof, of US$27,945 of interest and US$ 1,000,000 of principal;

AND WHEREAS, in connection with the issuance of the Debenture, FAN granted to the Lender warrants (the "Initial Warrants").to acquire up to 166,667 shares of common stock of FAN at an original exercise price of US$3.00 per share at any time and from time to time until May 29, 2009;

AND WHEREAS the Company is the successor by way of merger to FAN;

AND WHEREAS the Debenture does not provide for the right of the Company to prepay the Indebtedness;

AND WHEREAS the Lender and the Company have agreed that the Company will purchase the Debenture and the Indebtedness evidenced thereby, on the terms and conditions hereinafter set forth;

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.
In full and complete satisfaction of any and all Obligations (as such term is defined in the Debenture), on the date of completion of the Company's initial public offering of shares in Canada (provided that such date occurs no later than October 31, 2007) (the "IPO Date"), the Company shall:

(a)
purchase the Debenture and the Indebtedness evidenced thereby for an aggregate purchase price of US$1,368,000, inclusive of any and all accrued and outstanding interest, in immediately available funds to the Lender (or to whomever the Lender directs);

(b)
grant to the Lender warrants to acquire up to 125,000 shares of common stock of the Company at an exercise price of US$3.00 per share at any time and from time to time until the date which is four years following the IPO Date. Such warrants shall be in the form annexed hereto as Schedule "A" and, for greater certainty, are in addition to the Initial Warrants referred to in the third recital hereof; and

(c)	pay the Lender's actual legal fees and disbursements, not to exceed $5,000, within 10 business days of receipt of an invoice therefor.

2.
Upon receipt of the payment referred to in paragraph 1(a) and the original certificate representing the additional warrants referred to in paragraph 1(b) hereof, the Lender shall deliver up to the Company the original Debenture and shall, at the expense of the Company, promptly deliver to the Company upon request all instruments necessary in order to cancel and discharge any and all registrations of the security constituted by the Debenture.

3.	The parties hereby confirm that the Initial Warrants are in full force and effect, unamended and that the exercise price for the Initial Warrants is US$2.00 per share.

4.	Each of the parties shall execute and deliver to the other such documents and take such other actions as the other may reasonably request in order to consummate the transactions contemplated hereby.

5.	This Purchase Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

6.
This Purchase Agreement may be executed in any number of counterparts (including counterparts by facsimile or pdf) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the date first above written.

FLUID MEDIA NETWORKS, INC.

Per:  /s/ Justin F. Beckett
Authorized Signatory

PFH INVESTMENTS LIMITED

Per: /s/ James Penturn
Authorized Signatory